Exhibit 99.1
Oil States Announces First Quarter Earnings of $1.05 per Share

HOUSTON, May 1 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today reported net income for the quarter ended March 31, 2007 of $52.5 million, or $1.05 per diluted share. These results compare to $52.9 million, or $1.04 per diluted share, reported in the first quarter of 2006 which included the recognition of a non-cash, pre-tax gain of $11.5 million, or an after-tax gain of $0.12 per diluted share, on the March 1, 2006 sale of the Company's workover services business to Boots & Coots International Well Control, Inc. ("Boots & Coots"). Excluding the gain recognized in the first quarter 2006, net income increased 12% year-over-year. Driven by improved profitability in Well Site Services and Offshore Products, Oil States recognized year-over-year growth in EBITDA (defined as net income plus interest, taxes, depreciation and amortization) of 5%, excluding the aforementioned gain [A]. The Company generated $480.5 million of revenues and $98.0 million of EBITDA in the first quarter of 2007 compared to $496.2 million and $93.0 million, respectively, in the first quarter of 2006, excluding the workover gain.

Overall, excluding the gain, on $15.7 million less revenues (largely the result of lower Tubular Services sales), the Company realized a $6.7 million increase in gross margins from $118.0 million in the first quarter of 2006 to $124.7 million in the first quarter of 2007, and the gross margin percentage increased from 23.8% in the first quarter of 2006 to 26.0% in the first quarter of 2007 despite the decrease in Tubular Services gross margin. Well Site Services EBITDA, excluding the gain from the sale of the workover business, increased 12% year-over-year primarily due to improved profitability in oil sands accommodations and U.S. rental tools businesses. Offshore Products' revenues and EBITDA increased primarily due to increased work related to connector products and rig equipment upgrades. In addition, Offshore Products' backlog increased 7% from $349.3 million December 31, 2006 to $373.4 million at March 31, 2007. These increases were offset in part by a decline in Tubular Services' revenues and EBITDA due to reduced demand for seamless, alloy products and lower prices for oil country tubular goods ("OCTG") due to relatively high overall industry inventory levels. During the quarter, Tubular Services experienced a 19% year-over-year decrease in shipments of oil country tubular goods at significantly lower gross margins. The Company repurchased $7.3 million of its common stock (at an average price of $30.38 per share) under its current share repurchase program and spent $36.9 million on capital expenditures during the first quarter of 2007. The Company's effective tax rate was 34.1% in the current quarter compared to 39.3% in the first quarter of 2006 which was higher primarily due to the higher effective tax rate on the gain on the sale of the workover business.

BUSINESS SEGMENT RESULTS
(Unless otherwise noted, the following discussion compares the quarterly results from the first quarter of 2007 to the results from the first quarter of 2006 which excludes the gain on sale of the workover services business in order to present a more meaningful comparison of the Company's results.)

Well Site Services
Well Site Services benefited from growth in oil sands developments, a 14% increase in U.S. drilling activity (compared to the first quarter of 2006 as measured by the Baker Hughes rig count) and capital investments made over the past year which was partially offset by weaker drilling activity in Canada and some initial slowness in the Company's U.S. drilling operations. For the first quarter of 2007, Well Site Services generated $178.1 million of revenues and $74.0 million of EBITDA compared to $190.7 million of revenues and $66.4 million of EBITDA in the first quarter of 2006. The 12% increase in Well Site Services EBITDA was primarily due to the benefits of capital expenditures in the oil sands region of Canada and strong activity in the United States. In addition, the first quarter 2006 results include $8.5 million of revenues and $2.5 million of EBITDA related to the pre-divestiture financial results of the workover services business that was sold in March 2006.

The accommodations business generated $93.6 million of revenues and $39.1 million of EBITDA compared to $104.6 million and $29.2 million, respectively, in the first quarter of 2006. The accommodations business received a significantly increased contribution from operations in support of Canadian oil sands developments in northern Alberta during the quarter, which more than offset the year-over-year decline in third-party accommodation manufacturing revenues and lower utilization of the Company's drilling rig camp assets caused by the 21% year-over-year decrease in Canadian drilling activity. Accommodations revenues and EBITDA generated from its oil sands operations increased approximately 54% and 162%, respectively, from the oil sands results reported in the first quarter of 2006.

Drilling and Other revenues grew 10%, but EBITDA decreased slightly in the first quarter of 2007 as gains from capacity additions (five additional rigs) and pricing were offset by the effects of reduced utilization. During the first quarter of 2007, rental tools contributed $53.6 million of revenues and $22.2 million of EBITDA compared to $49.6 million of revenues and $20.9 million of EBITDA during the first quarter of 2006. This year-over-year increase was due to capital expenditures for new equipment made during the last twelve months, improved pricing and increased U.S. drilling and completion activity, partially offset by lower Canadian drilling activity.

Offshore Products
Offshore Products generated $119.0 million of revenues and $20.4 million in EBITDA in the first quarter of 2007 compared to $78.3 million and $12.8 million, respectively, in the first quarter of 2006. EBITDA margin improved to 17.2% in the current quarter from 16.3% in the first quarter of 2006. At the end of the first quarter of 2007, backlog totaled $373.4 million compared to $349.3 million as of December 31, 2006, and $220.8 million as of March 31, 2006.

Tubular Services
In the first quarter of 2007, Tubular Services reported $183.4 million of revenues and $8.4 million of EBITDA compared to $227.2 million and $18.3 million, respectively, in the first quarter of 2006. Tubular Services shipments of OCTG decreased 19% to 102,600 tons from 126,700 tons in the first quarter of 2006 due primarily to lower shipments for U.S. offshore drilling activity which negatively impacted seamless alloy sales. Gross margins in the first quarter of 2007 declined to 6.0% from 9.3% in the first quarter of 2006 because of higher industry inventory levels, weaker OCTG pricing and reduced demand for higher margin, seamless alloy OCTG. The Company's OCTG inventory as of March 31, 2007 totaled $251.4 million compared to $261.8 million as of December 31, 2006. As of March 31, 2007, approximately 66% of Oil States' OCTG inventory was committed to customer orders.

Subsequent to March 31, 2007, the Company sold 14.95 million shares of Boots & Coots common stock, including shares sold pursuant to the underwriters' overallotment option, at $2.10 per share (before underwriters' discount) in an underwritten public offering for net proceeds of $29.4 million. The Company estimates that it will recognize a pre-tax gain of $12.8 million, or $0.17 per diluted share after-tax, in the second quarter of 2007 related to the offering. The Company will continue to account for its remaining 11.5 million share investment in Boots & Coots under the equity method of accounting.

"Oil States' unique business mix and exposure to secular growth markets resulted in improved profitability in the first quarter of 2007," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "We continue to realize benefits from our organic spending program, particularly as it relates to assets deployed in the oil sands region. In addition, strong demand for our proprietary connectors and other deepwater capital equipment provided for an outstanding quarter in our Offshore Products segment. Growth in these two markets more than offset the decline in tubular sales and margins in the first quarter of 2007. Our current expectation for second quarter 2007 earnings is in a range of $0.98 to $1.03 per diluted share considering significant seasonal activity declines in Canada and the estimated $0.17 per diluted share gain on our sale of Boots & Coots common stock which closed in April."

Oil States International, Inc. is a diversified oilfield services company with locations around the world. Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2006 filed by Oil States with the SEC on February 28, 2007.

Oil States International, Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues	$480,516	$496,231
Costs and expenses:
Cost of sales	355,803	378,233
Selling, general and administrative expenses	27,324	25,444
Depreciation and amortization expense	14,419	12,886
Other operating expense	79	465
Operating income	82,891	79,203

Interest expense	(4,842)	(4,796)
Interest income	926	273
Equity in earnings of unconsolidated affiliates	542	684
Sale of workover services business	--	11,494
Other income	114	246
Income before income taxes	79,631	87,104
Income tax provision	(27,170)	(34,188)
Net income	$52,461	$52,916

Net income per share
Basic	$1.06	$1.08
Diluted	$1.05	$1.04

Weighted average number of common shares outstanding
Basic	49,268	49,208
Diluted	49,994	51,022

Oil States International, Inc.
Consolidated Balance Sheets
(in thousands)

	Mar. 31, 2007	Dec. 31, 2006
Assets	(unaudited)	(audited)
Current assets
Cash and cash equivalents	$22,461	$28,396
Accounts receivable, net	361,663	351,701
Inventories, net	383,209	386,182
Prepaid expenses and other current assets	23,190	17,710
Total current assets	790,523	783,989
Property, plant and equipment, net	383,567	358,716
Goodwill, net	332,718	331,804
Investments in unconsolidated affiliates	38,641	38,079
Other noncurrent assets	58,157	58,506

Total assets	1,603,606	$1,571,094

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$184,686	$199,842
Income taxes	15,491	11,376
Current portion of long-term debt	6,487	6,873
Deferred revenue	53,024	58,645
Other current liabilities	5,427	3,680
Total current liabilities	265,115	280,416
Long-term debt [B]	382,567	391,729
Deferred income taxes	39,233	38,020
Other liabilities	24,898	21,093
Total liabilities	711,813	731,258

Stockholders' equity
Common stock	513	511
Additional paid-in capital	376,249	372,043
Retained earnings	539,801	487,627
Accumulated other comprehensive income	33,245	30,183
Treasury stock	(58,015)	(50,528)
Total stockholders' equity	891,793	839,836

Total liabilities and stockholders' equity	1,603,606	$1,571,094

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues
Accommodations	$93,553	$104,589
Rental Tools	53,639	49,588
Drilling and Other	30,918	28,018
Workover Services	--	8,544

Well Site Services	178,110	190,739
Offshore Products	119,039	78,272
Tubular Services	183,367	227,220
Total Revenues	$480,516	$496,231

EBITDA [A]
Accommodations	$39,077	$29,206
Rental Tools	22,222	20,859
Drilling and Other [C]	12,750	13,413
Workover Services [D]	--	14,418

Well Site Services	74,049	77,896
Offshore Products	20,436	12,794
Tubular Services	8,353	18,298
Corporate / Other	(4,872)	(4,475)
Total EBITDA	$97,966	$104,513

Operating Income / (Loss)
Accommodations	$34,992	$25,359
Rental Tools	17,482	16,893
Drilling and Other	9,994	11,781
Workover Services	--	1,789

Well Site Services	62,468	55,822
Offshore Products	17,608	10,065
Tubular Services	7,734	17,818
Corporate / Other	(4,919)	(4,502)
Total Operating Income	$82,891	$79,203

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended March 31,
	2007	2006
Supplemental Operating Data
Land Drilling Operating Statistics
Average Rigs Available	32	27
Utilization	72.4%	88.7%
Implied Day Rate
($ in thousands per day)	$14.8	$12.8
Implied Daily Cash Margin
($ in thousands per day)	$6.5	$6.4

Offshore Products Backlog
($ in millions)	$373.4	$220.8

Tubular Services Operating Data
Shipments (Tons in thousands)	102.6	126.7
Quarter end Inventory
($ in thousands)	$251,449	$265,846

[A]  The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles:

Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2007	2006
Net income	$52,461	$52,916
Income tax expense	27,170	34,188
Depreciation and amortization	14,419	12,886
Interest income	(926)	(273)
Interest expense	4,842	4,796
EBITDA	$97,966	$104,513

[B]   As of March 31, 2007, the Company had approximately $183 million available under its revolving credit facility.
[C]   On March 1, 2006, the Company sold its workover services business to Boots & Coots International Well Control, Inc. for equity and debt consideration. Subsequent to closing, Drilling and Other results reflect equity in earnings of unconsolidated affiliates related to this transaction.
[D]  Includes the $11.5 million non-cash, pre-tax gain from the sale of the workover services business to Boots & Coots International Well Control, Inc.

SOURCE Oil States International, Inc.
-0- 05/01/2007

/CONTACT: Bradley J. Dodson of Oil States International, Inc.
+1-713-652-0582/
/First Call Analyst: /
/FCMN Contact: /
/Web site: http://www.oilstatesintl.com /